EXHIBIT 99.1

LION, Inc., and OpenClose Announce Completion of Asset Sale

GIG HARBOR, Wash.--(BUSINESS WIRE)--LION, Inc. (OTCBB:LINN) and Beanstalk Networks dba OpenClose® today announced the completion of the sale of substantially all of the assets of LION to OpenClose pursuant to an asset purchase agreement between Beanstalk Networks Acquisition LLC and LION dated as of May 12, 2008. OpenClose will continue to operate LION’s Seattle-based Precision LPX suite of mortgage software and retail Web site services under the LION name.

Under the terms of the asset purchase agreement, OpenClose acquired the assets of LION’s only remaining business segment, which includes the business related to its Precision family of products and its retail websites business, for $525,000 in cash.

With completion of the transaction, LION expects to dissolve and commence the winding-up process shortly, and that its common stock will cease trading on the OTC Bulletin Board concurrently with dissolution of the company.

About OpenClose Solutions

West Palm Beach, Fla.-based OpenClose pioneered Web-based mortgage software solutions in 1999. The Company’s end-to-end mortgage lending platform, OpenClose®, and loan pricing engine and automated underwriting software, DecisionAssist™, can be customized to any lender’s workflow, business model and terminology. For more information, visit the company’s Web sites at www.openclose.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning LION’s proposed dissolution and winding-up. Actual results may differ materially from the results predicted. We believe that these potential risks and uncertainties include the possibility that dissolution may be delayed. Statements in this release should be evaluated in light of these important factors. More information about these and other important factors that could affect our business and financial results is included in our definitive proxy statement, filed with the Securities and Exchange Commission on June 10, 2008, under the caption “Risk Factors.”

CONTACT:
LION, Inc.
Dave Stedman, President, 800-546-6463